NEWS RELEASE

For Further
Information
Please Contact:  W. Harold Parker, Jr.       Phone:  (919) 683-7631

FOR IMMEDIATE RELEASE                        November 21, 1996

               CCB FINANCIAL AND SALEM TRUST TEMPORARILY POSTPONE
                         SHAREHOLDER VOTE ON ACQUISITION

Durham, North Carolina-----CCB Financial Corporation (NYSE:CCB) and Salem Trust Bank of Winston-Salem, North Carolina have agreed to temporarily postpone the vote by Salem Trust shareholders at a Special Meeting scheduled for today on whether Salem Trust would be acquired by CCB.

     The postponement was agreed to as CCB and Salem Trust renegotiate details of their acquisition terms due to the recent price rise of CCB's common stock. Officials of both companies say they expect the Special Meeting to be rescheduled and the merger approved in the near future.

     "As much as ever, we look forward to having Salem Trust become a part of the CCB family," said E. C. Roessler, CCB President and Chief Executive Officer. "It is important for CCB to continue to find better, more innovative ways to deliver services to customers, and Salem Trust has much to offer in helping us achieve that objective."

     Salem Trust President and Chief Executive Officer Gordon H.T. Sheeran agreed, "We are on a sound, responsible track for combining our strengths with the splendid franchise of CCB Financial Corporation. CCB will bring an array of new products and service to Salem Trust customers, and Salem Trust will work with CCB to extend its "private banking" approach to CCB customers throughout the state."

     CCB Financial Corporation is the bank holding company for Central Carolina Bank and Trust Company which operates 154 offices located primarily in the Piedmont section of North Carolina.

     Salem Trust Bank, formed in 1986, has branches in Winston-Salem and Wilmington. At September 30, 1996, Salem Trust had $158 million in total assets.

                                       ###